UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 12, 2016

Phibro Animal Health Corporation

(Exact name of registrant as specified in its charter)

Delaware	01-36410	13-1840497
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Glenpointe Centre East, 3rd Floor 300 Frank W. Burr Boulevard, Suite 21 Teaneck, New Jersey	07666-6712
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 329-7300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if this Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement.

On January 12, 2016 (the “Execution Date”), Phibro Animal Health Corporation (“Phibro”) entered into an Asset Purchase Agreement (the “Agreement”) among Phibro, MVP Laboratories, Inc., a Nebraska corporation (“MVP”), Mary Lou Chapek (the “Principal Shareholder”) and AVP, LLC, a Nebraska limited liability company (“LLC” and, collectively with MVP and the Principal Shareholder, the “Sellers”).

The Sellers, through MVP, are engaged in the registration, development, importation, manufacturing, marketing, sale and distribution to veterinary clinics and livestock operations of vaccines, adjuvants and other products (“Sellers’ Business”). MVP is the manufacturer of an autogenous vaccine against porcine reproductive and respiratory syndrome that Phibro exclusively distributes pursuant to an agreement between Phibro and MJ Biologics, Inc.

Pursuant to the Agreement, the Sellers have agreed to sell, and Phibro has agreed to acquire, all of the assets used or held for use in the conduct of the Sellers’ Business (the “Transaction”), including intellectual property, working capital, manufacturing equipment and real property and facilities owned by MVP and LLC (the “Assets”). Pursuant to the Agreement, the Assets will be acquired by Phibro for an aggregate purchase price of approximately $46.5 million (the “Purchase Price”) payable at closing. The Purchase Price is subject to net working capital and certain other adjustments at and after closing.

The Agreement may be terminated (i) by mutual consent; (ii) by the non-breaching party due to a material, unwaived breach of the Agreement by either Phibro or the Sellers; (iii) by Phibro or the Sellers due to the failure of their respective conditions to closing to be satisfied or waived within 60 days of the Execution Date; or (iv) by Phibro or the Sellers due to the failure of the Transaction to close within 60 days of the Execution Date, provided that a party may not terminate the Agreement if its breach prevented the consummation of the transactions contemplated by the Agreement.

The Agreement contains customary representations, warranties and covenants by the Sellers and Phibro. A portion of the Purchase Price will be held in escrow for a limited time to secure the indemnification obligations of the Sellers.

Phibro intends to draw on its current revolving credit facility to finance the Transaction. Subject to customary closing conditions, Phibro expects to complete the Transaction in January, 2016.

This description of the Agreement is a summary only and is qualified in its entirety by the full and complete terms of the Agreement.  The Company expects to file the Agreement as an exhibit to its quarterly report on Form 10-Q for the period ending March 31, 2016.

ITEM 7.01 REGULATION FD DISCLOSURE

On January 12, 2016, Phibro issued a press release announcing its entry into the Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information contained in the press release is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of, or otherwise regarded as filed under, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d)  Exhibits

Exhibit Number	Description
99.1	Press Release, dated January 12, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 12, 2016	PHIBRO ANIMAL HEALTH CORPORATION

	By:	/s/ Thomas G. Dagger
	Name:	Thomas G. Dagger
	Title:	Senior Vice President, General Counsel and Corporate Secretary